UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 8, 2006
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212139
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

Extension of Maturity Date of Secured Loan in the Principal Amount of $4,900,000

On May 31, 2006, Auramet Trading, LLC (“Auramet”), acting through Nedbank Limited (“Nedbank”), advanced an additional $1,000,000 loan to Nord Resources Corporation (the “Corporation”). This amount was added to the outstanding principal under the then existing secured loan from Nedbank to the Corporation in the original principal amount of $3,900,000. Auramet had participated in the original loan through the contribution of a then outstanding loan from Auramet to the Corporation in the amount of $1,000,000, dated October 17, 2005.

Upon closing of the additional $1,000,000 advance, the Corporation executed and delivered, among other things, an Amended and Restated Secured Promissory Note dated May 31, 2006, payable to Nedbank in the principal amount of $4,900,000. The Amended and Restated Promissory Note was to have matured on the earlier of: (a) August 15, 2006; and (b) upon the closing of a registered equity offering by the Corporation which raises not less than $20,000,000. Pursuant to a letter agreement dated August , 2006, the parties have agreed to extend the maturity date under the Amended and Restated Promissory Note to the earlier of: (a) September 30, 2006; and (b) the closing of a registered equity offering by the Corporation which raises not less than $20,000,000.

All other terms of the secured loan remain in full force and effect. Accordingly, the Corporation continues to be obligated to make interest-only payments to Nedbank, at an interest rate of 10% per annum, payable monthly. The interest rate would increase to 13% in the event of a default by the Corporation.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

EXHIBIT NUMBER DESCRIPTION

4.1	Letter Agreement between Nord Resources Corporation Nedbank Limited and Auramet Trading, LLC dated August 8, 2006, extending the maturity date of a secured loan in the principal amount of $4,900,000*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

By:
DATE: August 8, 2006		/s/ John T. Perry
John Perry
Chief Financial Officer